Exhibit (10)(a)
[Letterhead of Sutherland Asbill & Brennan LLP]
May 27, 2010
VIA EDGAR
Farm Bureau Life Insurance Company
5400 University Avenue
West Des Moines, IA 50266

Re:	Farm Bureau Life Annuity Account (File No. 333-87632)
Gentlemen:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 13 to the Registration Statement on Form N-4 for Farm Bureau Life Annuity Account (File No. 333-87632). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Thomas E. Bisset Thomas E. Bisset